Exhibit 99.1

GSI Technology, Inc. Reports Record Net Revenues and Net Income for Fiscal 2011 Second Quarter

SUNNYVALE, Calif.--October 28, 2010--GSI Technology, Inc. (Nasdaq: GSIT) today reported record net income of $5.2 million, or $0.18 per diluted share, on record net revenues of $26.7 million for its second quarter ended September 30, 2010. In the three months ended September 30, 2009, the Company earned $2.4 million, or $0.09 per diluted share, on net revenues of $14.7 million. Sequentially, net revenues grew by $3.8 million, or 16.7%, from $22.9 million in the first quarter.

For the six months ended September 30, 2010, net income was $9.6 million, or $0.33 per diluted share, on net revenues of $49.7 million, compared to net income of $4.6 million, or $0.17 per diluted share, on net revenues of $28.9 million in the first six months of fiscal 2010.

“This marks our twenty-eighth consecutive quarter of profitability and our second consecutive quarter of record net revenues and net income,” said Lee-Lean Shu, Chairman and Chief Executive Officer. Citing the 16.7% sequential growth in net revenues, Shu noted that “Second quarter revenues were somewhat anomalous and benefited from two timing issues. Just as last quarter’s net revenues were slightly lower than anticipated due to a push out of orders as some of our customers had difficulty in procuring requisite components from other vendors, so this quarter’s net revenues benefited as we were able to ship all the delinquent first-quarter backlog. In addition, contract manufacturers for a major customer drew down $1.2 million from inventories at the end of the second quarter rather than in the third quarter as we had originally expected, benefitting second quarter net revenues. With inventory at $23.2 million at September 30, compared to $19.3 million at the end of June,” said Shu, “we believe we are well positioned to meet demand in the third quarter.”

Second-quarter fiscal 2011 gross margin and operating margin were, respectively, 45.5% and 25.0% compared to 47.2% and 23.8% in the first quarter and 44.4% and 10.3% in the second quarter of fiscal 2010. Cost of goods sold in the second quarter of fiscal 2011 included approximately $100,000 related to masks valued at approximately $600,000 that were part of the Company's August 2009 acquisition of substantially all the assets of Sony Electronics' SRAM product line; the value of the masks has now been fully amortized.

“The sequential decline in gross margin to 45.5% was not unexpected,” noted Shu, “given that first-quarter gross margin of 47.2% was, as we said at the time, the result of unusually tight supply that led to a particularly advantageous mix in both products and market segments.

“Second-quarter operating margin of 25.0% was slightly better than we had expected. Whereas we had earlier anticipated a sequential increase of approximately $1.1 million in operating expenses due to higher R&D expenses related to two new mask sets, in fact the increase was only $134,000. The cost of the larger mask set (for our forthcoming 576-megabit LLDRAM product) was $492,000 versus our estimate of $750,000, and the cost of the second set, which is expected to be approximately $350,000, will now be realized in the third quarter. Selling, general and administrative expense was down by $195,000 to $2.6 million, or 9.8% of net revenues, compared to $2.8 million, or 12.3% of net revenues, in the first quarter.

“Clearly, we are benefiting from strong demand and the operating leverage that comes with higher net revenues,” concluded Shu. “With additions to personnel (associated with the Sony acquisition and the development of our LLDRAM team) largely behind us, and without need of significant near-term increases in R&D expenses, we believe that GSI is now at a point where — assuming continuing demand for our products — we can with some consistency achieve operating margins within our target range of 22% to 27%. Given networking and telecom companies’ interest in addressing the global demand for ever more bandwidth — and its implications for GSI’s top-line growth — we are decidedly optimistic about the Company’s future.”

Second-quarter 2011 SigmaQuad sales comprised 32.1% of total shipments, compared to 32.6% in the first quarter; in the second quarter of fiscal 2010 they comprised 17.1% of total shipments. Second-quarter direct and indirect sales to Cisco Systems were $10.4 million, or 39.1% of net revenues, compared to $9.1 million, or 39.8% of net revenues, in the first quarter and $4.8 million, or 32.5% of net revenues, in the second quarter of fiscal 2010. Included in second-quarter fiscal 2011 sales to Cisco were $3.5 million in SigmaRAM and CSRAM products (which came with the Sony acquisition), compared to $3.1 million in the first quarter and $349,000 in the comparable period a year ago. To date, these products have contributed approximately $12.1 million to net revenues.

Sales to Huawei Technologies were $2.7 million, or 10.1% of net revenues, compared to $1.8 million, or 7.9% of net revenues, in the first quarter and $1.7 million, or 11.7% of net revenues, in the second quarter of fiscal 2010. Military/defense sales were 7.7% of shipments compared to 7.8% of shipments in the first quarter and 14.8% of shipments in the second quarter of fiscal 2010.

Total second-quarter pre-tax stock-based compensation expense was $430,000 compared to $446,000 in the first quarter and $383,000 in the comparable quarter a year ago.

At September 30, 2010, the Company had $46.6 million in cash, cash equivalents and short-term investments, $28.0 million in long-term investments, $69.9 million in working capital, no debt, and stockholders’ equity of $110.4 million.

Outlook for Third-Quarter Fiscal 2011

We currently expect net revenues in the third quarter of fiscal 2011 to be in the range of $24.0 million to $24.8 million, with gross margin of approximately 45%; operating expenses are expected to be approximately $300,000 higher than in the second quarter due to the timing of audit related professional fees.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of high-performance static random access memory, or SRAM, products primarily incorporated in networking and telecommunications equipment. Headquartered in Sunnyvale, California, GSI Technology is ISO 9001 certified and has worldwide factory and sales locations. For more information, please visit www.gsitechnology.com.

Conference Call

GSI Technology will review its financial results for the quarter ended September 30, 2010 and discuss its current business outlook during a conference call for investors at 1:30 p.m. PDT (4:30 p.m. EDT) today, October 28, 2010. To listen to the teleconference, please call toll-free 877-717-3046 (or 706-634-6364 for international callers) approximately 10 minutes prior to the start time and provide conference ID 16718008. You may also listen to the teleconference live via the Internet at www.gsitechnology.com or www.earnings.com. For those unable to attend, these Web sites will archive the call.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the challenges of rapid growth followed by periods of contraction; and intensive competition. Further information regarding these and other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2010	2010	2009	2010	2009

Net revenues	$26,747	$22,918	$14,676	$49,665	$28,884
Cost of goods sold	14,569	12,101	8,167	26,670	16,332

Gross profit	12,178	10,817	6,509	22,995	12,552

Operating expenses:

Research & development	2,864	2,535	2,727	5,399	4,323
Selling, general and administrative	2,633	2,828	2,273	5,461	4,333
Total operating expenses	5,497	5,363	5,000	10,860	8,656

Operating income	6,681	5,454	1,509	12,135	3,896

Interest and other income, net	23	241	1,340	264	1,634

Income before income taxes	6,704	5,695	2,849	12,399	5,530
Provision for income taxes	1,457	1,316	403	2,773	963
Net income	$5,247	$4,379	$2,446	$9,626	$4,567

Net income per share, basic	$0.19	$0.16	$0.09	$0.35	$0.17
Net income per share, diluted	$0.18	$0.15	$0.09	$0.33	$0.17

Weighted-average shares used in
computing per share amounts:

Basic	27,825	27,671	26,977	27,748	26,925
Diluted	29,075	28,834	27,592	28,956	27,458

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

	Three Months Ended			Six Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2010	2010	2009	2010	2009

Cost of goods sold	$89	$88	$76	$177	$143
Research & development	199	214	179	413	292
Selling, general and administrative	142	144	128	286	239
	$430	$446	$383	$876	$674

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	Sept 30, 2010	March 31, 2010
Cash and cash equivalents	$24,963	$24,658
Short-term investments	21,665	22,120
Accounts receivable	15,107	9,241
Inventory	23,218	15,436
Other current assets	6,980	5,163
Net property and equipment	12,173	12,344
Long-term investments	28,043	22,565
Other assets	1,483	1,601
Total assets	$133,632	$113,128

Current liabilities	$22,068	$13,571
Long-term liabilities	1,165	838
Stockholders' equity	110,399	98,719
Total liabilities and stockholders' equity	$133,632	$113,128

CONTACT:
GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-980-8388
or
Silverman Heller Associates
Philip Bourdillon/Gene Heller
310-208-2550